GrandSouth Bancorporation announces cash dividend

GREENVILLE, SC, December 21, 2022

The Board of Directors of GrandSouth Bancorporation (GRRB:OTCQX), the holding company for GrandSouth Bank, declared a quarterly cash dividend of $0.20 per common share ($0.21 per Series A preferred share) payable on December 30, 2022 to shareholders of record on December 27, 2022.

About GrandSouth Bancorporation

GrandSouth Bancorporation is a bank holding company with assets of $1.2 billion at September 30, 2022. GrandSouth Bank provides a range of financial services to individuals and small and medium sized businesses. GrandSouth Bank has eight branches in South Carolina, located in Greenville, Fountain Inn, Anderson, Greer, Columbia, Orangeburg, and Charleston.

www.grandsouth.com